EXHIBIT 99.4
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Report Of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of Conn’s, Inc.
We have audited the accompanying consolidated balance sheets of Conn’s, Inc. as of January 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended January 31, 2010. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Conn’s, Inc. at January 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended January 31, 2010, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
As discussed in Note 2 to the consolidated financial statements, effective February 1, 2010, the Company retrospectively changed its method of accounting for its investment in its variable interest entity.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Conn’s, Inc.’s internal control over financial reporting as of January 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 25, 2010, expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Houston, Texas
March 25, 2010, except for Notes 2 and 14 as to which
    the date is July 7, 2010

Conn’s, Inc.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	January 31,
	2009	2010
Assets
Current Assets
Cash and cash equivalents (includes balances of VIE of $111 and $104, respectively)	$11,909	$12,247
Other accounts receivable, net of allowance of $60 and $50, respectively	32,505	23,254
Customer accounts receivable, net of allowance of $13,735 and $19,204, respectively (includes balances of VIE of $310,888 and $279,948, respectively)	321,907	368,304
Inventories	95,971	63,499
Deferred income taxes	14,203	15,237
Federal income taxes recoverable	—	8,148
Prepaid expenses and other assets	5,933	8,050

Total current assets	482,428	498,739

Long-term portion of customer accounts receivable, net of allowance of $13,186 and $16,598, respectively (includes balances of VIE of $298,470 and $241,971, respectively)	389,748	318,341

Property and equipment
Land	7,682	7,682
Buildings	12,011	10,480
Equipment and fixtures	21,670	23,797
Transportation equipment	2,646	1,795
Leasehold improvements	83,361	91,299

Subtotal	127,370	135,053
Less accumulated depreciation	(64,819)	(75,350)

Total property and equipment, net	62,551	59,703
Goodwill, net	9,617	—
Non-current deferred income tax asset	2,025	5,485
Other assets, net (includes balances of VIE of $7,545 and $7,106, respectively)	11,197	10,198

Total assets	$957,566	$892,466

Liabilities and Stockholders’ Equity
Current Liabilities
Current portion of long-term debt (includes balances of VIE of $92,500 and $63,900, respectively)	$92,505	$64,055
Accounts payable	57,809	39,944
Accrued compensation and related expenses	11,473	5,697
Accrued expenses	24,843	31,685
Income taxes payable	4,155	2,640
Deferred revenues and allowances	14,347	14,596

Total current liabilities	205,132	158,617
Long-term debt (includes balances of VIE of $350,000 and $282,500, respectively)	412,912	388,249
Other long-term liabilities	5,702	5,195
Fair value of interest rate swaps	—	337
Deferred gain on sale of property	1,036	905
Stockholders’ equity
Preferred stock ($0.01 par value, 1,000,000 shares authorized; none issued or outstanding)	—	—
Common stock ($0.01 par value, 40,000,000 shares authorized; 24,167,445 and 24,194,555 shares issued at January 31, 2009 and 2010, respectively)	242	242
Additional paid in capital	103,553	106,226
Accumulated other comprehensive loss	—	(218)
Retained earnings	266,060	269,984
Treasury stock, at cost, 1,723,205 shares	(37,071)	(37,071)

Total stockholders’ equity	332,784	339,163

Total liabilities and stockholders’ equity	$957,566	$892,466

See notes to consolidated financial statements.

Conn’s, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share)

	Year Ended January 31,
	2008	2009	2010
Revenues
Product sales	$671,571	$743,729	$667,401
Repair service agreement commissions (net)	36,424	40,199	33,272
Service revenues	22,997	21,121	22,115

Total net sales	730,992	805,049	722,788

Finance charges and other	139,538	154,492	152,797

Total revenues	870,530	959,541	875,585
Cost and expenses
Cost of goods sold, including warehousing and occupancy costs	508,787	580,423	534,299
Cost of service parts sold, including warehousing and occupancy cost	8,379	9,638	10,401
Selling, general and administrative expense	245,761	254,172	255,942
Goodwill impairment	—	—	9,617
Provision for bad debts	19,465	27,952	36,843

Total cost and expenses	782,392	872,185	847,102

Operating income	88,138	87,356	28,483
Interest expense, net	24,839	23,597	20,571
Other (income) expense, net	(943)	117	(123)

Income before income taxes	64,242	63,642	8,035
Provision for income taxes	22,575	23,624	4,111

Net Income	$41,667	$40,018	$3,924

Earnings per share
Basic	$1.80	$1.79	$0.17
Diluted	$1.76	$1.77	$0.17
Average common shares outstanding
Basic	23,193	22,413	22,456
Diluted	23,673	22,577	22,610
See notes to consolidated financial statements.

Conn’s, Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands)

			Accum.
			Other
			Compre-
			hensive
	Common Stock		Income	Paid in	Retained	Treasury Stock
	Shares	Amount	(Loss)	Capital	Earnings	Shares	Amount	Total
Balance January 31, 2007	23,810	$238	$6,305	$93,365	$196,417	(168)	$(3,797)	$292,528

Cumulative effect of changes in accounting principles			(6,305)		(12,042)			(18,347)
Exercise of options, including tax benefit	279	2		3,241				3,243
Issuance of common stock under Employee Stock Purchase Plan	13	1		247				248
Stock-based compensation				2,661				2,661
Purchase of treasury stock						(1,555)	(33,274)	(33,274)
Return of shares	(4)
Net income					41,667			41,667

Balance January 31, 2008	24,098	241	—	99,514	226,042	(1,723)	(37,071)	288,726

Exercise of options, including tax benefit	47	1		614				615
Issuance of common stock under Employee Stock Purchase Plan	22			237				237
Stock-based compensation				3,188				3,188
Net income					40,018			40,018

Balance January 31, 2009	24,167	242	—	103,553	266,060	(1,723)	(37,071)	332,784

Issuance of common stock under Employee stock Purchase Plan	27			228				228
Stock-based compensation				2,445				2,445
Net income					3,924			3,924
Other comprehensive income (loss):
Adjustment of fair value of interest rate swaps, net of tax benefit of $118			(218)					(218)

Other comprehensive income (loss)			(218)					(218)

Total comprehensive income								3,706

Balance January 31, 2010	24,194	$242	$(218)	$106,226	$269,984	(1,723)	$(37,071)	$339,163

See notes to consolidated financial statements.

Conn’s, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended January 31,
	2008	2009	2010
Cash flows from operating activities
Net income	$41,667	$40,018	$3,924
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	12,441	12,672	13,516
Amortization / (Accretion), net	(313)	(131)	496
Provision for bad debts	19,465	27,952	36,843
Stock-based compensation	2,661	3,188	2,445
Goodwill impairment	—	—	9,617
Provision for deferred income taxes	331	(4,051)	(3,499)
Loss (gain) from sale of property and equipment	(943)	117	(123)
Discounts and accretion on promotional credit	1,208	(1,115)	(639)
Change in operating assets and liabilities:
Customer accounts receivable	(98,658)	(119,320)	(11,139)
Other accounts receivable	(5,390)	(4,783)	9,251
Inventory	5,603	(14,476)	32,472
Prepaid expenses and other assets	507	(1,481)	(2,087)
Accounts payable	(22,849)	29,631	(17,866)
Accrued expenses	2,208	3,540	1,066
Income taxes payable	(996)	2,686	(10,568)
Deferred revenues and allowances	3,687	5,085	530

Net cash provided by (used in) operating activities	(39,371)	(20,468)	64,239

Cash flows from investing activities
Purchase of property and equipment	(18,955)	(17,597)	(10,255)
Proceeds from sales of property	8,921	224	152
Changes in restricted cash balances	4,025	4,029	—

Net cash used in investing activities	(6,009)	(13,344)	(10,103)

Cash flows from financing activities
Net proceeds from stock issued under employee benefit plans, including tax benefit	3,188	802	228
Excess tax benefits from stock-based compensation	303	50	—
Purchase of treasury stock	(33,274)	—	—
Borrowings under lines of credit	150,000	300,800	270,838
Payments on lines of credit	(120,000)	(263,400)	(324,340)
Increase in debt issuance costs	(306)	(3,453)	(440)
Payment of promissory notes	(104)	(102)	(84)

Net cash provided by (used in) financing activities	(193)	34,697	(53,798)

Net change in cash	(45,573)	885	338
Cash and cash equivalents
Beginning of the year	56,597	11,024	11,909

End of the year	$11,024	$11,909	$12,247

Supplemental disclosure of cash flow information
Cash interest paid	$25,560	$23,753	$20,449
Cash income taxes paid, net of refunds	22,935	24,950	18,163
Supplemental disclosure of non-cash activity
Purchases of property and equipment with debt financing	23	—	473
Sales of property and equipment financed by notes receivable	—	1,400	—
See notes to consolidated financial statements.

CONN’S ,INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
January 31, 2010
1. Summary of Significant Accounting Policies
     Principles of Consolidation. The consolidated financial statements include the accounts of Conn’s, Inc. and all of its wholly-owned subsidiaries (the Company), including the Company’s VIE, as defined below. The liabilities of the VIE and the assets specifically collateralizing those obligations are not available for the general use of the Company and have been parenthetically presented on the face of the Company’s balance sheet. Conn’s, Inc. is a holding company with no independent assets or operations other than its investments in its subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation
     Business Activities. The Company, through its retail stores, provides products and services to its customer base in seven primary market areas, including southern Louisiana, southeast Texas, Houston, South Texas, San Antonio/Austin, Dallas/Fort Worth and Oklahoma. Products and services offered through retail sales outlets include home appliances, consumer electronics, home office equipment, lawn and garden products, mattresses, furniture, repair service agreements, installment and revolving credit account programs, and various credit insurance products. These activities are supported through an extensive service, warehouse and distribution system. For the reasons discussed below, the Company has aggregated its results into two operating segments: credit and retail. The Company’s retail stores bear the “Conn’s” name, and deliver the same products and services to a common customer group. The Company’s customers generally are individuals rather than commercial accounts. All of the retail stores follow the same procedures and methods in managing their operations. The Company’s management evaluates performance and allocates resources based on the operating results of its retail and credit segments. With the adoption of the new accounting principles discussed in Note 2, which requires the consolidation of the Company’s variable interest entity engaged in receivables securitizations, it began separately evaluating the performance of its retail and credit operations. As a result, the Company believes it is appropriate to disclose separate financial information of its retail and credit segments. The separate financial information is disclosed in Note 14 – “Segment Reporting”.
     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
     Vendor Programs. The Company receives funds from vendors for price protection, product rebates (earned upon purchase or sale of product), marketing, training and promotional programs which are recorded on the accrual basis, as a reduction of the related product cost or advertising expense, according to the nature of the program. The Company accrues rebates based on the satisfaction of terms of the program and sales of qualifying products even though funds may not be received until the end of a quarter or year. If the programs are related to product purchases, the allowances, credits, or payments are recorded as a reduction of product cost; if the programs are related to product sales, the allowances, credits or payments are recorded as a reduction of cost of goods sold; if the programs are directly related to marketing or promotion of the product, the allowances, credits, or payments are recorded as a reduction of advertising expense in the period in which the expense is incurred. Vendor rebates earned and recorded as a reduction of product cost and cost of goods sold totaled $29.5 million, $39.8 million and $46.2 million for the years ended January 31, 2008, 2009 and 2010, respectively. The increase in the current year is due to increased use of instant rebates by vendors to drive sales. Over the past three years the Company has received funds from approximately 50 vendors, with the terms of the programs ranging between one month and one year.

     Earnings Per Share. The Company calculates basic earnings per share by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share include the dilutive effects of any stock options granted, which is calculated using the treasury-stock method. The following table sets forth the shares outstanding for the earnings per share calculations (shares in thousands):

	Year Ended January 31,
	2008	2009	2010
Common stock outstanding, beginning of period	23,642	22,375	22,444
Weighted average common stock issued in stock option exercises	111	29	—
Weighted average common stock issued to employee stock purchase plan	5	9	12
Less: Weighted average treasury shares purchased	(565)	—	—

Shares used in computing basic earnings per share	23,193	22,413	22,456
Dilutive effect of stock options, net of assumed repurchase of treasury stock	480	164	154

Shares used in computing diluted earnings per share	23,673	22,577	22,610

     During the periods presented, options with an exercise price in excess of the average market price of the Company’s common stock are excluded from the calculation of the dilutive effect of stock options for diluted earnings per share calculations. The weighted average number of options not included in the calculation of the dilutive effect of stock options was 0.4 million, 1.2 million, and 1.5 million for each of the years ended January 31, 2008, 2009, and 2010 respectively.
     Cash and Cash Equivalents. The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Credit card deposits in-transit of $5.3 million and $4.7 million, as of January 31, 2009 and 2010, respectively, are included in cash and cash equivalents.
     Inventories. Inventories consist of finished goods or parts and are valued at the lower of cost (moving weighted average method) or market.
     Property and Equipment. Property and equipment are recorded at cost. Costs associated with major additions and betterments that increase the value or extend the lives of assets are capitalized and depreciated. Normal repairs and maintenance that do not materially improve or extend the lives of the respective assets are charged to operating expenses as incurred. Depreciation, which includes amortization of capitalized leases, is computed on the straight-line method over the estimated useful lives of the assets, or in the case of leasehold improvements, over the shorter of the estimated useful lives or the remaining terms of the respective leases. The estimated lives used to compute depreciation expense are summarized as follows:

Buildings	30 years
Equipment and fixtures	3 – 5 years
Transportation equipment	3 years
Leasehold improvements	5 – 15 years
     Property and equipment are evaluated for impairment at the retail store level. The Company performs a periodic assessment of assets for impairment. Additionally, an impairment evaluation is performed whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. The most likely condition that would necessitate an assessment would be an adverse change in historical and estimated future results of a retail store’s performance. For property and equipment to be held and used, the Company recognizes an impairment loss if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value. No impairment was recorded in the years ended January 31, 2008, 2009 or 2010.
All gains and losses on sale of assets are included in Other (income) expense in the consolidated statements of operations.

(in thousands of dollars)	2008	2009	2010
Gain (loss) on sale of assets	943	$(117)	123

     Customer Accounts Receivable. Customer accounts receivable reported in the consolidated balance sheet includes receivables transferred to the Company’s VIE and those receivables not transferred to the VIE. The Company records the amount of principal and accrued interest on Customer receivables that is expected to be collected within the next twelve months, based on contractual terms, in current assets on its consolidated balance sheet. Those amounts expected to be collected after twelve months, based on contractual terms, are included in long-term assets. Typically, customer receivables are considered delinquent if a payment has not been received on the scheduled due date. Additionally, the Company offers reage programs to customers with past due balances that have experienced a financial hardship; if they meet the conditions of the Company’s reage policy. Reaging a customer’s account can result in updating an account from a delinquent status to a current status. Generally, an account that is delinquent more than 120 days and for which no payment has been received in the past seven months will be charged-off against the allowance for doubtful accounts and interest accrued subsequent to the last payment will be reversed. The Company has a secured interest in the merchandise financed by these receivables and therefore has the opportunity to recover a portion of the charged-off amount.
     Interest Income on Customer Accounts Receivable. Interest income is accrued using the Rule of 78’s method for installment contracts and the simple interest method for revolving charge accounts, and is reflected in Finance charges and other. Typically, interest income is accrued until the contract or account is paid off or charged-off and we provide an allowance for estimated uncollectible interest. Interest income is recognized on interest-free promotion credit programs based on the Company’s historical experience related to customers that fail to satisfy the requirements of the interest-free programs. Additionally, for sales on deferred interest and “same as cash” programs that exceed one year in duration, the Company discounts the sales to their fair value, resulting in a reduction in sales and customer receivables, and amortizes the discount amount to Finance charges and other over the term of the program. The amount of customer receivables carried on the Company’s consolidated balance sheet that were past due 90 days or more and still accruing interest was $41.0 million and $54.8 million at January 31, 2009 and 2010, respectively.
     Allowance for Doubtful Accounts. The Company records an allowance for doubtful accounts, including estimated uncollectible interest, for its Customer and Other accounts receivable, based on its historical net loss experience and expectations for future losses. The net charge-off data used in computing the loss rate is reduced by the amount of post-charge-off recoveries received, including cash payments, amounts realized from the repossession of the products financed and, at times, payments received under credit insurance policies. Additionally, the Company separately evaluates the Primary and Secondary portfolios when estimating the allowance for doubtful accounts. The balance in the allowance for doubtful accounts and uncollectible interest for customer receivables was $26.9 million and $35.8 million, at January 31, 2009 and 2010, respectively. Additionally, as a result of the Company’s practice of reaging customer accounts, if the account is not ultimately collected, the timing and amount of the charge-off is impacted. If these accounts had been charged-off sooner the net loss rates might have been higher.
     Goodwill. Goodwill represents the excess of consideration paid over the fair value of tangible and identifiable intangible net assets acquired in connection with the acquisitions of certain of the Company’s insurance and finance operations. The Company performs an assessment annually in the fourth quarter testing for the impairment of goodwill, or at any other time when impairment indicators exist. As a result of the sustained decline in the Company’s market capitalization, the increasingly challenging economic environment during the current year third quarter, and its impact on the Company’s comparable store sales, credit portfolio performance and operating results, the Company determined that an interim goodwill impairment test was necessary during the current year third quarter.
     A two-step method was utilized for determining goodwill impairment. The valuation of the Company was performed utilizing the services of outside valuation consultants using both an income approach utilizing discounted debt-free cash flows of the Company and comparable valuation multiples. Upon completion of the impairment test, the Company concluded that the carrying value of the Company’s recorded goodwill was impaired. As a result, the Company recorded a goodwill impairment charge of $9.6 million in the current year third quarter, reducing the balance of goodwill on its balance sheet to zero.
     Other Assets. The Company has certain deferred financing costs for transactions that have not yet been completed and has not begun amortization of those costs. These costs are included in Other assets, net, on the balance sheet and will be amortized upon completion of the related financing transaction or expensed in the event the Company fails to complete such a transaction. The Company also has certain restricted cash balances included in Other assets. The restricted cash balances represent collateral for note holders of the Company’s VIE, and the amount is expected to decrease as the respective notes are repaid. However, the required balance could increase dependent on certain net portfolio yield requirements. The balance of this restricted cash account was $6.0 million at both January 31, 2009 and 2010.
     Income Taxes. The Company is subject to U.S. federal income tax as well as income tax in multiple state jurisdictions. The Company follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the tax rates and laws that are expected be in effect when the differences are expected to reverse. To the extent penalties and interest are incurred, the Company records these charges as a component of its Provision for income taxes. Tax returns for the fiscal years subsequent to January 31, 2006, remain open for examination by the Company’s major taxing jurisdictions.
     Sales Taxes. The Company records and reports all sales taxes collected on a net basis in the financial statements.
     Revenue Recognition. Revenues from the sale of retail products are recognized at the time the customer takes possession of the product. Such revenues are recognized net of any adjustments for sales incentive offers such as discounts, coupons, rebates or other free products or services and discounts of promotional credit sales that extend beyond one year. The Company sells repair service agreements and credit insurance contracts on behalf of unrelated third parties. For contracts where third parties are the obligor on the contract, commissions are recognized in revenues at the time of sale, and in the case of retrospective commissions, at the time that they are earned. The Company records a receivable for earned but unremitted retrospective commissions and reserves for future cancellations of repair service agreements and credit insurance contracts estimated based on historical experience. When the Company sells repair service agreements in which it is deemed to be the obligor on the contract at the time of sale, revenue is recognized ratably, on a straight-line basis, over the term of the repair service agreement. These Company-obligor repair service agreements are contracts which provide customers protection against product repair costs arising after the expiration of the manufacturer’s warranty and any third-party obligor contracts. These agreements typically have terms ranging from 12 months to 36 months. These agreements are separate units of accounting and are valued based on the agreed upon retail selling price. The amounts of repair service agreement revenue deferred at January 31, 2009 and 2010, were $7.2 million and $7.3 million, respectively, and are included in Deferred revenue and allowances in the accompanying consolidated balance sheets. Under the contracts, the Company defers and amortizes its direct selling expenses over the contract term and records the cost of the service work performed as products are repaired.
     The following table presents a reconciliation of the beginning and ending balances of the deferred revenue on the Company’s repair service agreements and the amount of claims paid under those agreements (in thousands):
Reconciliation of deferred revenues on repair service agreements

	Year Ended January 31,
	2009	2010
Balance in deferred revenues at beginning of year	$6,373	$7,213
Revenues earned during the year	(6,482)	(7,027)
Revenues deferred on sales of new agreements	7,322	7,082

Balance in deferred revenues at end of year	$7,213	$7,268

Total claims incurred during the year, excludes selling expenses	$2,529	$3,402

     Sales on interest-free promotional credit programs are recognized at the time the customer takes possession of the product, consistent with the above stated policy. Considering the short-term nature of interest free programs for terms less than one year, sales are recorded at full value and are not discounted. Sales financed by longer-term (18-, 24- and 36-month) interest free programs are recorded at their net present value. The discount to net present value results in a reduction in net sales, which totaled $7.2 million, $5.8 million and $4.8 million for the years ended January 31, 2008, 2009 and 2010, respectively. Eligible receivables arising out of the Company’s interest-free programs are transferred to the Company’s VIE, net of the discount, with other qualifying customer receivables. Customer receivables arising out of the interest-free programs that are retained by the Company are carried on the consolidated balance sheet net of the discount, which is amortized into income over the life of the receivable as an adjustment to Finance charges and other.
     The Company classifies amounts billed to customers relating to shipping and handling as revenues. Costs of $22.0 million, $20.8 million and $19.3 million associated with shipping and handling revenues are included in Selling, general and administrative expense for the years ended January 31, 2008, 2009 and 2010, respectively.
     Fair Value of Financial Instruments. The fair value of cash and cash equivalents, receivables, and accounts payable approximate their carrying amounts because of the short maturity of these instruments. The fair value of the Company’s asset-based revolving credit facility is determined by estimating the present value of future cash flows as if the debt were being carried at the interest rate the Company would currently incur if it were to complete a similar transaction. The fair value of the Company’s asset-based revolving credit facility as of January 31, 2010 was approximately $104.0 million, based on the assumption that the interest spread would be approximately 100 basis points higher than the current spread in the revolving facility. The carrying amount of the long-term debt as of January 31, 2010 was approximately $105.5 million. The estimated fair value of the VIE’s $196.4 million 2002 Series A variable funding note approximates its carrying amount due to its short maturity and the variable nature of its interest rate. The estimated fair value of the VIE’s $150 million 2006 Series A medium term notes was approximately $117 million and $139 million as of January 31, 2009 and 2010, respectively, based on its estimate of the rates available at these dates for instruments with similar terms and maturities. The Company’s interest rate swaps are presented on the balance sheet at fair value.
     Share-Based Compensation. For stock option grants after our IPO in November 2003, the Company has used the Black-Scholes model to determine fair value. Share-based compensation expense is recorded, net of estimated forfeitures, on a straight-line basis over the vesting period of the applicable grant. Prior to the IPO, the value of the options issued was estimated using the minimum valuation option-pricing model. Since the minimum valuation option-pricing model does not qualify as a fair value pricing model, the Company followed the intrinsic value method of accounting for share-based compensation to employees for these grants.
     Self-insurance. The Company is self-insured for certain losses relating to group health, workers’ compensation, automobile, general and product liability claims. The Company has stop loss coverage to limit the exposure arising from these claims. Self-insurance losses for claims filed and claims incurred, but not reported, are accrued based upon the Company’s estimates of the aggregate liability for claims incurred using development factors based on historical experience.
     Expense Classifications. The Company records Cost of goods sold as the direct cost of products sold, any related out-bound freight costs, and receiving costs, inspection costs, internal transfer costs, and other costs associated with the operations of its distribution system. Advertising costs are expensed as incurred. Advertising expense included in Selling, general and administrative expense for the years ended January 31, 2008, 2009 and 2010, was:

	Year Ended January 31,
	2008	2009	2010
	(in thousands)
Gross advertising expense	$35,647	$36,289	$30,552
Less:
Vendor rebates	(6,591)	(6,440)	(5,072)

Net advertising expense in Selling, general and administrative expense	$29,056	$29,849	$25,480

     In addition, the Company records as Cost of service parts sold the direct cost of parts used in its service operation and the related inbound freight costs, purchasing and receiving costs, inspection costs, internal transfer costs, and other costs associated with the parts distribution operation.
     The costs associated with the Company’s merchandising function, including product purchasing, advertising, sales commissions, and all store occupancy costs are included in Selling, general and administrative expense.
     Reclassifications. Certain reclassifications have been made in the prior years’ financial statements to conform to the current year’s presentation. The Company reclassified approximately $5.7 million from Deferred revenues and allowances in current liabilities to Other long-term liabilities. This represents the amount of deferred revenues on tenant improvement allowances that will be realized beyond twelve months.
2. Adoption of New Accounting Principles. The Company enters into securitization transactions to transfer eligible retail installment and revolving customer receivables and retains servicing responsibilities and subordinated interests. Additionally, the Company transfers the eligible customer receivables to a bankruptcy-remote variable interest entity (VIE). In June 2009, the FASB issued revised authoritative guidance to improve the relevance and comparability of the information that a reporting entity provides in its financial statements about:
–	a transfer of financial assets;

–	the effects of a transfer on its financial position, financial performance, and cash flows;

–	transferor’s continuing involvement, if any, in transferred financial assets; and

–	Improvements in financial reporting by companies involved with variable interest entities to provide more relevant and reliable information to users of financial statements by requiring an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has both of the following characteristics:
a)	The power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance, and

b)	The obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity.
     After the effective date, the concept of a qualifying special-purpose entity is no longer relevant for accounting purposes. Therefore, formerly qualifying special-purpose entities (as defined under previous accounting standards) should be evaluated for consolidation by reporting entities on and after the effective date in accordance with the applicable consolidation guidance. If the evaluation on the effective date results in consolidation, the reporting entity should apply the transition guidance provided in the pronouncement that requires consolidation. The new FASB-issued authoritative guidance was effective for the Company beginning February 1, 2010.
     The Company determined that it qualifies as the primary beneficiary of its VIE based on the following considerations:
–	The Company directs the activities that generate the customer receivables that are transferred to the VIE,

–	The Company directs the servicing activities related the collection of the customer receivables transferred to the VIE,

–	The Company absorbs all losses incurred by the VIE to the extent of its residual interest in the customer receivables held by the VIE before any other investors incur losses, and

–	The Company has the rights to receive all benefits generated by the VIE after paying the contractual amounts due to the other investors.
     As a result of the Company’s adoption of the provisions of the new guidance, effective February 1, 2010, the Company’s VIE, which is engaged in customer receivable financing and securitization, is being consolidated in the Company’s balance sheet and the Company’s statements of operations, stockholders’ equity and cash flows. Previously, the operations of the VIE were reported off-balance sheet. The Company has elected to apply the provisions of this new guidance by retrospectively restating prior period financial statements to give effect to the consolidation of the VIE, presenting the balances at their carrying value as if they had always been carried on its balance sheet. The retrospective application impacted the comparative prior period financial statements as follows:

–	For the years ended January 31, 2008 and 2009, Income before income taxes was increased by approximately $3.0 million and $22.1 million, respectively, and for the year ended January 31, 2010, Income before income taxes was reduced by approximately $5.9 million.

–	For the years ended January 31, 2008 and 2009, Net income was increased by approximately $2.0 million and $14.3 million, respectively, and for the year ended January 31, 2010, Net income was reduced by approximately $3.8 million.

–	For the years ended January 31, 2008 and 2009, Basic earnings per share was increased by $0.09 and $0.64, respectively, and for the year ended January 31, 2010, Basic earnings per share was reduced by $0.17.

–	For the years ended January 31, 2008 and 2009, Diluted earnings per share was increased by $0.08 and $0.63, respectively, and for the year ended January 31, 2010, Diluted earnings per share was reduced by $0.17.

–	For the year ended January 31, 2008, Cash flows from operating activities was reduced by approximately $33.7 million, Cash flows from investing activities was increased by approximately $4.0 million and Cash flows from financing activities was increased by approximately $29.7 million.

–	For the year ended January 31, 2009, Cash flows from operating activities was increased by approximately $22.2 million, Cash flows from investing activities was increased by approximately $4.0 million and Cash flows from financing activities was reduced by approximately $26.2 million.

–	For the year ended January 31, 2010, Cash flows from operating activities was increased by approximately $96.1 million and Cash flows from financing activities was reduced by approximately $96.1 million.

–	As of January 31, 2009, the net of current assets and current liabilities decreased approximately $7.5 million and at January 31, 2010, the net current assets and current liabilities increased approximately $25.4 million;

–	As of January 31, 2009 and 2010, Customer accounts receivable, net, were increased approximately $609.4 million and $488.5 million, respectively. Net deferred tax assets were increased approximately $0.8 million and $3.0 million, respectively, and Other assets were increased approximately $7.5 million and $7.1 million, respectively;

–	As of January 31, 2009 and 2010, Interests in the securitized assets of its VIE of approximately $176.5 million and $157.7 million, respectively, was eliminated;

–	As of January 31, 2009 and 2010, current and long-term debt were increased approximately $92.5 million and $63.9 million and $350.0 million and $282.5 million, respectively; and

–	As of January 31, 2009 and 2010, Retained earnings was decreased approximately $1.4 million and $5.2 million, respectively.
     In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162” (“ASC 105-10-65/FAS 168”). The standard establishes the FASB Accounting Standards Codification™ (the “Codification” or “ASC”) as the single source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP, and is intended to simplify user access to all authoritative GAAP by providing all the authoritative literature related to a particular topic in one place. The Codification requires companies to change how they reference GAAP throughout the financial statements. The Company adopted the Codification and has provided the pre-Codification reference along with the related ASC references within this section to allow readers an opportunity to see the impact of the Codification on its financial statements and disclosures.
     On February 1, 2009, the Company was required to adopt SFAS 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133, (“ASC 815-10-65/SFAS 161”). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. ASC 815-10-65/SFAS 161 applies to all derivative instruments within the scope of SFAS 133, as well as related hedged items, bifurcated derivatives, and non-derivative instruments that are designated and qualify as hedging instruments. ASC 815-10-65/FAS 161 only impacts disclosure requirements and therefore did not have an impact on the Company’s financial position, financial performance or cash flows. The required disclosures have been included in Note 4 to the consolidated financial statements.
     In April 2009, the FASB issued FSP FAS 107-1 and Accounting Principles Board (“APB”) Opinion No. 28-1, Interim Disclosures about Fair Value of Financial Instruments, (“ASC 825-10-65/FSP 107-1 and APB 28-1”), which requires the Company to provide disclosures about fair value of financial instruments in each interim and annual period that financial statements are prepared. The Company adopted the provisions of ASC 825-10-65/FSP 107-1 and APB 28-1, which became effective for periods ended after June 15, 2009.
     In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“ASC 855-10/SFAS165”), which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The Company adopted the provisions of ASC 855-10/SFAS No. 165, which became effective for interim and annual reporting periods ended after June 15, 2009. Subsequent events have been evaluated and material subsequent events that have occurred since January 31, 2010 are discussed in Note 13 to the consolidated financial statements.
3. Supplemental Disclosure of Finance Charges and Other Revenue
     The following is a summary of the classification of the amounts included as Finance charges and other for the year ended January 31, 2008, 2009 and 2010 (in thousands):

	2008	2009	2010
Interest income and fees on customer receivables	$117,186	$132,270	$135,828
Insurance commissions	21,402	20,061	16,437
Other	950	2,161	532

Finance charges and other	$139,538	$154,492	$152,797

4. Supplemental Disclosure of Customer Receivables
     The following illustration presents quantitative information about the receivables portfolios managed by the Company (in thousands):

	Total Outstanding Balance
	Customer Receivables		60 Days Past Due (1)		Reaged (1)
	January 31,		January 31,		January 31,
	2009	2010	2009	2010	2009	2010
Primary portfolio:
Installment	$551,838	$555,573	$33,126	$46,758	$88,224	$93,219
Revolving	38,084	41,787	2,027	2,017	2,401	1,819

Subtotal	589,922	597,360	35,153	48,775	90,625	95,038
Secondary portfolio:
Installment	163,591	138,681	19,988	24,616	50,537	49,135

Total receivables managed	753,513	736,041	$55,141	$73,391	$141,162	$144,173

Allowance for uncollectible accounts	(26,921)	(35,802)
Allowances for promotional credit programs	(14,937)	(13,594)
Current portion of customer accounts receivable, net	321,907	368,304

Non-current customer accounts receivable, net	$389,748	$318,341

Receivables transferred to the VIE	$645,715	$521,919	$52,214	$59,840	$131,839	$122,521
Receivables not transferred to the VIE	107,798	214,122	2,927	13,551	9,269	21,652

Total receivables managed	$753,513	$736,041	$55,141	$73,391	$141,162	$144,173

(1)	Amounts are based on end of period balances and accounts could be represented in both the past due and reaged columns shown above.

			Net Credit
	Average Balances		Charge-offs
	January 31,		January 31, (2)
	2009	2010	2009	2010
Primary portfolio:
Installment	$495,489	$557,033
Revolving	43,184	35,343

Subtotal	538,673	592,376	$15,071	$20,777
Secondary portfolio:
Installment	157,529	151,380	7,291	8,165

Total receivables managed	$696,202	$743,756	$22,362	$28,942

Receivables transferred to the VIE	$651,420	$559,028	$21,573	$25,335
Receivables not transferred to the VIE	44,782	184,728	789	3,607

Total receivables managed	$696,202	$743,756	$22,362	$28,942

(2)	Amounts represent total credit charge-offs, net of recoveries, on total customer receivables.
5. Debt and Letters of Credit
     The Company’s borrowing facilities consist of a $210 million asset-based revolving credit facility, a $10 million unsecured revolving line of credit, its VIE’s 2002 Series A variable funding note and its VIE’s 2006 Series A medium term notes. Debt consisted of the following at the periods ended (in thousands):

	January 31,
	2009	2010
Asset-based revolving credit facility	$62,900	$105,498
2002 Series A Variable Funding Note	292,500	196,400
2006 Series A Notes	150,000	150,000
Unsecured revolving line of credit for $10 million maturing in September 2010	—	—
Other long-term debt	17	406

Total debt	505,417	452,304
Less current portion of debt	92,505	64,055

Amounts classified as long-term	$412,912	$388,249

     The Company’s $210 million asset-based revolving credit facility provides funding based on a borrowing base calculation that includes customer accounts receivable and inventory and matures in August 2011. The credit facility bears interest at LIBOR plus a spread ranging from 325 basis points to 375 basis points, based on a fixed charge coverage ratio. In addition to the fixed charge coverage ratio, the revolving credit facility includes a total liabilities to tangible net worth requirement, a minimum customer receivables cash recovery percentage requirement, a net capital expenditures limit and combined portfolio performance covenants. The Company was in compliance with the covenants, as amended, at January 31, 2010. Additionally, the agreement contains cross-default provisions, such that, any default under another credit facility of the Company or its VIE would result in a default under this agreement, and any default under this agreement would result in a default under those agreements. The asset-based revolving credit facility restricts the amount of dividends the Company can pay and is secured by the assets of the Company not otherwise encumbered.
     The 2002 Series A program functions as a revolving credit facility to fund the transfer of eligible customer receivables to the VIE. When the outstanding balance of the facility approaches a predetermined amount, the VIE (Issuer) is required to seek financing to pay down the outstanding balance in the 2002 Series A variable funding note. The amount paid down on the facility then becomes available to fund the transfer of new customer receivables or to meet required principal payments on other series as they become due. The new financing could be in the form of additional notes, bonds or other instruments as the market and transaction documents might allow. Given the current state of the financial markets, especially with respect to asset-backed securitization financing, the Company has been unable to issue medium-term notes or increase the availability under the existing variable funding note program. The 2002 Series A program consists of $200 million that is renewable annually, at the Company’s option, until August 2011 and bears interest at commercial paper rates plus a spread of 250 basis points. In connection with amendments, discussed in Note 13, to the 2002 Series A facility, the VIE agreed to reduce the total available commitment to $170 million in April 2010 and to $130 million in April 2011.
     The 2006 Series A program, which was consummated in August 2006, is non-amortizing for the first four years and officially matures in April 2017. However, it is expected that the scheduled $7.5 million principal payments, which begin in September 2010, will retire the bonds prior to that date. The VIE’s borrowing agreements contain certain covenants requiring the maintenance of various financial ratios and customer receivables performance standards. The Issuer was in compliance with the requirements of the agreements, as amended, as of January 31, 2010. The VIE’s debt is secured by the Customer accounts receivable that are transferred to it, which are included in Customer accounts receivable and Long-term portion of customer accounts receivable on the consolidated balance sheet. The investors and the securitization trustee have no recourse to the Company’s other assets for failure of the individual customers of the Company and the VIE to pay when due. Additionally, the Company has no recourse to the VIE’s assets to satisfy its obligations. The Company’s retained interests in the customer receivables collateralizing the securitization program and the related cash flows are subordinate to the investors’ interests, and would not be paid if the Issuer is unable to repay the amounts due under the 2002 Series A and 2006 Series A programs. The ultimate realization of the retained interest is subject to credit, prepayment, and interest rate risks on the transferred financial assets.
     As of January 31, 2010, the Company had approximately $34.1 million under its asset-based revolving credit facility, net of standby letters of credit issued, and $10.0 million under its unsecured bank line of credit immediately available for general corporate purposes. The Company also had $46.7 million that may become available under its asset-based revolving credit facility as it grows the balance of eligible customer receivables and its total eligible inventory balances.
     The Company’s asset–based revolving credit facility provides it the ability to utilize letters of credit to secure its obligations as the servicer under its VIE’s asset-backed securitization program, deductibles under the Company’s property and casualty insurance programs and international product purchases, among other acceptable uses. At January 31, 2010, the Company had outstanding letters of credit of $23.7 million under this facility. The maximum potential amount of future payments under these letter of credit facilities is considered to be the aggregate face amount of each letter of credit commitment, which totals $23.7 million as of January 31, 2010.
     Interest expense incurred on notes payable and long-term debt totaled $25.9, $24.1 and $20.7 million for the years ended January 31, 2008, 2009 and 2010, respectively. The Company capitalized borrowing costs of $0.3 million, $0.2 million and $0.1 million during the years ended January 31, 2008, 2009 and 2010, respectively. Aggregate maturities of long-term debt as of January 31 in the year indicated are as follows (in thousands):

2011	$64,055
2012	365,665
2013	22,584

Total	$452,304

     See Note 13 for additional information related to the Company’s and the VIE’s long-term debt.
     The Company held interest rate swaps with notional amounts totaling $40.0 million as of January 31, 2010, with terms extending through July 2011 for the purpose of hedging against variable interest rate risk related to the variability of cash flows in the interest payments on a portion of its variable-rate debt, based on changes in the benchmark one-month LIBOR interest rate. Changes in the cash flows of the interest rate swaps are expected to exactly offset the changes in cash flows (changes in base interest rate payments) attributable to fluctuations in the LIBOR interest rate. For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

     For information on the location and amounts of derivative fair values in the financial statements, see the tables presented below (in thousands):

	Fair Values of Derivative Instruments
	Liability Derivatives
	January 31, 2009		January 31, 2010
	Balance		Balance
	Sheet	Fair	Sheet	Fair
	Location	Value	Location	Value
Derivatives designated as hedging instruments under
Interest rate contracts	Other liabilities	$—	Other liabilities	$337

Total derivatives designated as hedging instruments		$—		$337

Location of
						Gain or	Amount of
						(Loss)	Gain or (Loss)
				Amount of		Recognized	Recognized in
			Location of	Gain or (Loss)		in	Income on
	Amount of		Gain or	Reclassified		Income on	Derivative
	Gain or (Loss)		(Loss)	from		Derivative	(Ineffective
	Recognized		Reclassified	Accumulated		(Ineffective	Portion
	in OCI on		from	OCI into		Portion	and Amount
	Derivative		Accumulated	Income		and Amount	Excluded from
Derivatives in	(Effective		OCI into	(Effective		Excluded	Effectiveness
Cash Flow	Portion)		Income	Portion)		from	Testing)
Hedging	Year Ended January 31,		(Effective	Year Ended January 31		Effectiveness	Year Ended January 31
Relationships	2009	2010	Portion)	2009	2010	Testing)	2009	2010
Interest Rate			Interest income/			Interest income/
Contracts	$—	$(218)	(expense)	$—	$(308)	(expense)	$—	$—

Total	$—	$(218)		$—	$(308)		$—	$—

6. Income Taxes
     Deferred income taxes reflect the net effects of temporary timing differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s net deferred tax assets result primarily from differences between financial and tax methods of accounting for income recognition on service contracts and residual interests, capitalization of costs in inventory, amortization of goodwill, deductions for depreciation and doubtful accounts (in thousands).

	January 31,
	2009	2010
Deferred Tax Assets
Allowance for doubtful accounts and warranty and insurance cancellations	$10,311	$12,849
Deferred revenue	2,059	2,031
Stock-based compensation	1,654	2,098
Property and equipment	1,153	—
Inventories	802	559
Goodwill	—	946
Straight-line rent accrual	1,960	2,209
Margin tax	837	939
Accrued reserves and other	925	2,146

Total deferred tax assets	19,701	23,777
Deferred Tax Liabilities
Sales tax receivable	(1,241)	(1,416)
Property and equipment	—	(670)
Goodwill	(1,598)	—

	January 31,
	2009	2010
Other	(634)	(969)

Total deferred tax liabilities	(3,473)	(3,055)

Net Deferred Tax Asset	$16,228	$20,722

     During fiscal year 2010, as a result of the goodwill impairment charge taken during the third quarter, the Company recorded an increase in current tax expense and a decrease in deferred tax expense of $2.5 million.
     The significant components of income taxes were as follows (in thousands):

	Year Ended January 31,
	2008	2009	2010
Current:
Federal	$22,279	$26,042	$6,376
State	(33)	1,636	1,217

Total current	22,246	27,678	7,593
Deferred:
Federal	300	(4,015)	(3,441)
State	29	(39)	(41)

Total deferred	329	(4,054)	(3,482)

Total tax provision	$$22,575	$23,624	$4,111

     A reconciliation of the statutory tax rate and the effective tax rate for each of the periods presented in the statements of operations is as follows:

	Year Ended January 31,
	2008	2009	2010
U.S. Federal statutory rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal benefit	0.0	1.8	10.2
Non-deductible entertainment, non-deductible stock-based compensation, non-deductible goodwill impairment, tax-free interest income and other	0.1	0.3	6.0

Effective tax rate	35.1%	37.1%	51.2%

     Income taxes were impacted during the years ended January 31, 2009 and 2010, by the replacement of the existing franchise tax in Texas with a taxed based on margin. Taxable margin is generally defined as total federal tax revenues minus the greater of (a) cost of goods sold or (b) compensation. The tax rate to be paid by retailer and wholesalers is 0.5% on taxable margin. The increase in the effective rate on permanent differences and other shown above is a function of those line items increasing in absolute dollars in the year ended January 31, 2010, while the Company’s pre-tax income declined. During the fourth quarter of the fiscal year ended January 31, 2010, the Company recorded a tax benefit related to litigation costs that had been accrued in prior quarters of the fiscal year ended January 31, 2010. The resulting impact was approximately a $1.6 million benefit to the provision for income taxes.
7. Leases
     The Company leases certain of its facilities and operating equipment from outside parties and from a stockholder/officer. The real estate leases generally have initial lease periods of from 5 to 15 years with renewal options at the discretion of the Company; the equipment leases generally provide for initial lease terms of three to seven years and provide for a purchase right by the Company at the end of the lease term at the fair market value of the equipment.
     The following is a schedule of future minimum base rental payments required under the operating leases that have initial non-cancelable lease terms in excess of one year (in thousands):

	Third	Related
Year Ended January 31,	Party	Party	Total
2011	$23,431	207	$23,638
2012	23,097	—	23,097

	Third	Related
Year Ended January 31,	Party	Party	Total
2013	20,138	—	20,138
2014	18,666	—	18,666
2015	16,443	—	16,443
Thereafter	55,648	—	55,648

Total	$157,423	$207	$157,630

     Total lease expense was approximately $19.3 million, $22.6 million and $23.9 million for the years ended January 31, 2008, 2009 and 2010, respectively, including approximately $0.2 million, $0.2 million and $0.2 million paid to related parties, respectively.
     Certain of our leases are subject to scheduled minimum rent increases or escalation provisions, the cost of which is recognized on a straight-line basis over the minimum lease term. Tenant improvement allowances, when granted by the lessor, are deferred and amortized as contra-lease expense over the term of the lease.
8. Share-Based Compensation
     The Company has an Incentive Stock Option Plan and a Non-Employee Director Stock Option Plan to provide for grants of stock options to various officers, employees and directors, as applicable, at prices equal to the market value on the date of the grant. The options vest over one to five year periods (depending on the grant) and expire ten years after the date of grant. The shares available under the Incentive Stock Option Plan are 3,859,767 and the shares available under the Non-Employee Director Stock Option Plan are 600,000. On June 2, 2009, the Company issued seven non-employee directors 70,000 total options to acquire the Company’s stock at $16.93 per share. At January 31, 2010, the Company had 120,000 options available for grant under the Non-Employee Director Stock Option Plan.
     The Company’s Employee Stock Purchase Plan is available to a majority of the employees of the Company and its subsidiaries, subject to minimum employment conditions and maximum compensation limitations. At the end of each calendar quarter, employee contributions are used to acquire shares of common stock at 85% of the lower of the fair market value of the common stock on the first or last day of the calendar quarter. During the years ended January 31, 2008, 2009 and 2010, the Company issued 13,316, 21,774 and 27,110 shares of common stock, respectively, to employees participating in the plan, leaving 1,174,005 shares remaining reserved for future issuance under the plan as of January 31, 2010.
     A summary of the Company’s Incentive Stock Option Plan activity during the year ended January 31, 2010 is presented below (shares in thousands):

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Life (in years)	Value
Outstanding, beginning of year	1,984	$16.02
Granted	453	$6.38
Exercised	—	—
Forfeited	(74)	(13.49)

Outstanding, end of year	2,363	14.26	6.6	$0.00

Exercisable, end of year	1,331	17.10	4.8	$0.00

     During the years ended January 31, 2008, 2009 and 2010, the Company recognized total compensation cost for share-based compensation of approximately $2.7 million, $3.2 million and $2.4 million, respectively, and recognized tax benefits related to that compensation cost of approximately $0.5 million, $0.7 million, and $0.4 million, respectively.
     The assumptions used in stock pricing model and valuation information for the years ended January 31, 2008, 2009 and 2010 are as follows:

	Year Ended January 31,
	2008	2009	2010
Weighted average risk free interest rate	3.6%	2.5%	2.8%
Weighted average expected lives in years	6.4	6.4	6.5
Weighted average volatility	45.0%	50.0%	59.4%

	Year Ended January 31,
	2008		2009		2010
Expected dividends	—		—		—
Weighted average grant date fair value of options granted during the period	$9.94		$3.33		$3.77
Weighted average fair value of options vested during the period (1)	$8.17		$9.13		$7.59
Total fair value of options vesting during the period (1)	$2.3	million	$2.4	million	$2.2	million
Intrinsic value of options exercised during the period	$3.1	million	$0.2	million	$0.0	million

(1)	Does not include pre-IPO options that were valued using the minimum value option-pricing method.
     The Company used a shortcut method to compute the weighted average expected life for the stock options granted in the years ended January 31, 2009 and 2010. The shortcut method is an average based on the vesting period and the contractual term. The Company uses the shortcut method due to the lack of adequate historical experience or other comparable information. The weighted average volatility for the years ended January 31, 2009 and 2010 was calculated using the Company’s historical volatility. As of January 31, 2010, the total compensation cost related to non-vested awards not yet recognized totaled $5.7 million and is expected to be recognized over a weighted average period of 3.3 years.
9. Significant Vendors
     As shown in the table below, a significant portion of the Company’s merchandise purchases for years ended January 31, 2008, 2009 and 2010 were made from six vendors:

	Year Ended January 31,
Vendor	2008	2009	2010
A	13.0%	19.3%	12.6%
B	13.1	11.5	10.7
C	7.5	9.9	10.2
D	5.9	9.6	9.3
E	9.1	6.6	8.9
F	5.8	6.4	6.6

Totals	54.4%	63.3%	58.3%

10. Related Party Refinancing Transactions
     The Company leases one of its stores from Thomas J. Frank, Jr. Mr. Frank served as the Company’s Chief Executive Officer and Chairman of the Board until June, 2009. The terms of the lease were entered into prior to becoming a publicly held company. The lease provides for base monthly rental payments of $17,235 plus escrows for taxes, insurance and common area maintenance expenses of increasing monthly amounts based on expenditures by the management company operating the shopping center of which this store is a part through January 31, 2011. We also have an option to renew the lease for two additional five-year terms. Mr. Frank received total payments under this lease of $206,820 in fiscal 2008, 2009 and 2010, respectively. Based on market lease rates for comparable retail space in the area, we believe that the terms of this lease are no less favorable to us than we could have obtained in an arms’ length transaction at the date of the lease commencement.
     The Company engaged the services of Direct Marketing Solutions, Inc. (DMS), for a substantial portion of its direct mail advertising. DMS, Inc. is partially owned (less than 50%) by SF Holding Corp., members of the Stephens family, Jon E. M. Jacoby, and Douglas H. Martin. SF Holding Corp. and the members of the Stephens family are significant shareholders of the Company, and Messrs. Jacoby and Martin are members of the Company’s Board of Directors. The fees the Company paid to DMS during the fiscal years ended 2008, 2009 and 2010, amounted to approximately $2.5 million, $4.0 million and $2.4 million, respectively.
11. Benefit Plans
     The Company has established a defined contribution 401(k) plan for eligible employees who are at least 21 years old and have completed at least one-year of service. Employees may contribute up to 20% of their eligible pretax compensation to the plan. Historically, the Company has matched 100% of the first 3% of the employees’ contributions and 50% of the next 2% of the employees’ contributions.

Effective November 1, 2009, the Company changed its matching contribution to match only 100% of the first 3% of employees’ contributions. At its option, the Company may make supplemental contributions to the Plan, but has not made such contributions in the past three years. The matching contributions made by the Company totaled $2.1, $1.8 and $1.3 million during the years ended January 31, 2008, 2009 and 2010, respectively.
12. Contingencies
     Legal Proceedings. On November 24, 2009, the Company settled litigation filed against it on May 28, 2009, by the Texas Attorney General in the Texas State District Court of Harris County, Texas, alleging that the Company engaged in unlawful and deceptive practices in violation of the Texas Deceptive Trade Practices-Consumer Protection Act. Under the terms of the settlement with the Texas Attorney General, it did not admit and continues to deny any wrongdoing. As part of the settlement agreement, the Company made two cash payments, one in the amount of $2.5 million on December 17, 2009 and a second payment in the amount of $2.0 million made on February 18, 2010, both to the Texas Attorney General for distribution to consumers as restitution for claims the customers have. The Company also paid $250,000 to the Texas Attorney General in attorney’s fees, and agreed to and did donate $100,000 to the University of Houston Law Center for use in its consumer protection programs. This settlement caps the Company’s financial exposure under this litigation, in connection with the all of the allegations contained in the suit. These costs are included in Selling, general and administrative costs in the statement of operations for the year ended January 31, 2010.
     The Company is also involved in routine litigation and claims incidental to its business from time to time, and, as required, has accrued its estimate of the probable costs for the resolution of these matters. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings. However, the results of these proceedings cannot be predicted with certainty, and changes in facts and circumstances could impact the Company’s estimate of reserves for litigation. As of January 31, 2010, the Company has recorded approximately $2.0 million in litigation reserves, inclusive of the Attorney General settlement, that reflect its best estimate of what it expects will be required to settle outstanding litigation.
     Insurance. Because of its inventory, vehicle fleet and general operations, the Company has purchased insurance covering a broad variety of potential risks. The Company purchases insurance policies covering general liability, workers compensation, real property, inventory and employment practices liability, among others. Additionally, the Company has umbrella policies with an aggregate limit of $50.0 million. The Company has retained a portion of the risk under these policies and its group health insurance program. See additional discussion under Note 1. The Company has a $1.7 million letter of credit outstanding supporting its obligations under the property and casualty portion of its insurance program.
     Repair Service Agreement Obligations. The Company sells repair service agreements under which it is the obligor for payment of qualifying claims. The Company is responsible for administering the program, including setting the pricing of the agreements sold and paying the claims. The pricing is set based on historical claims experience and expectations about future claims. While the Company is unable to estimate maximum potential claim exposure, it has a history of overall profitability upon the ultimate resolution of agreements sold. The revenues related to the agreements sold are deferred at the time of sales and recorded in revenues in the statement of operations over the life of the agreements. The amounts deferred are reflected on the face of the consolidated balance sheet in Deferred revenues and allowances, see also Note 1 for additional discussion.
13. Subsequent Events
     As a result of the declines in our profitability beginning in the quarter ended October 31, 2009, due to the slowdown in the economic conditions in the Company’s markets, it determined that there was a reasonable likelihood that it would trigger the default provisions of its credit facilities. Based on that expectation, the Company began working with its and its VIE’s lenders to amend the covenants in the credit facilities. The Company completed the necessary amendments in February and March, 2010. The Company and its VIE amended the covenants, among other terms, in their credit facilities. The revised covenant calculations include both the operating results and assets and liabilities of the Company and the

Company’s VIE, effective January 31, 2010, for all financial covenant calculations. The completed agreements resulted in the following changes:
•	Fixed charge coverage ratio requirement reduced to 1.1 to 1.0 for the twelve month periods ended January 31, 2010, and April 30, 2010, before returning to a requirement of 1.3 to 1.0 beginning with the quarter ending July 31, 2010,
•	The leverage ratio was replaced with a maximum total liabilities to tangible net worth requirement, beginning as of January 31, 2010, with a required maximum of 2.00 to 1.00 at January 31, 2010, declining to 1.75 to 1.00 as of July 31, 2010 and then to 1.50 to 1.00 as of April 30, 2011 and each fiscal quarter thereafter,
•	The interest rate on our revolving credit facility increased by 100 basis points to LIBOR plus a spread ranging from 325 basis points to 375 basis points,
•	We will be required to pay a fee, as servicer of the VIE’s receivables, equal to the following rates multiplied times the total available borrowing commitment under the VIE’s revolving credit facility on the dates shown:
o	50 basis points on May 1, 2010,

o	100 basis points on August 1, 2010,

o	110 basis points on November 1, 2010,

o	115 basis points on February 1, 2011,

o	115 basis point on May 1, 2011, and

o	123 basis points on August 1, 2011,
•	The total available commitments under the VIE’s revolving credit facility will be reduced from the current level of $200 million to $170 million in April 2010 and then to $130 million in April 2011,
•	The Company will use the proceeds from any capital raising activity to further reduce the commitments and debt outstanding under the VIE’s debt facilities,
•	The maturity date on the VIE’s revolving credit facility was reduced from September 2012 to August 2011, and
•	The Company may be required to complete certain additional tasks as servicer of the VIE’s receivables, so long as commitments remain outstanding under the VIE’s revolving credit facility.
     The Company expects, based on current facts and circumstances, that it will be in compliance with the above covenants through fiscal 2011.
14. Segment Reporting
     Financial information by segment is presented in the following tables for fiscal years ended January 31, 2010, 2009 and 2008 (in thousands):

	Year Ended January 31, 2010
	Retail	Credit	Total
Revenues
Product sales	$667,401	$—	$667,401
Repair service agreement commissions (net) (a)	44,119	(10,847)	33,272
Service revenues	22,115	—	22,115

Total net sales	733,635	(10,847)	722,788

Finance charges and other	532	152,265	152,797

	Year Ended January 31, 2010
	Retail	Credit	Total
Total revenues	734,167	141,418	875,585

Cost and expenses
Costs of goods and parts sold, including warehousing and occupancy costs	544,700	—	544,700
Selling, general and administrative expense (b)	180,911	61,019	241,930
Depreciation and amortization	12,288	1,724	14,012
Goodwill impairment	—	9,617	9,617
Provision for bad debts	97	36,746	36,843

Total cost and expenses	737,996	109,106	847,102

Operating income (loss)	(3,829)	32,312	28,483
Interest (income) expense, net	—	20,571	20,571
Other (income) expense, net	(123)	—	(123)

Segment income (loss) before income taxes	$(3,706)	$11,741	$8,035

Total assets	$195,648	$696,818	$892,466

Property and equipment additions	$9,808	$447	$10,255

	Year Ended January 31, 2009
	Retail	Credit	Total
Revenues
Product sales	$743,729	$—	$743,729
Repair service agreement commissions (net) (a)	50,778	(10,579)	40,199
Service revenues	21,121		21,121

Total net sales	815,628	(10,579)	805,049

Finance charges and other	2,161	152,331	154,492

Total revenues	817,789	141,752	959,541

Cost and expenses
Costs of goods and parts sold, including warehousing and occupancy costs	590,061	—	590,061
Selling, general and administrative expense (b)	182,703	58,928	241,631
Depreciation and amortization	11,218	1,323	12,541
Goodwill impairment	—	—	—
Provision for bad debts	160	27,792	27,952

Total cost and expenses	784,142	88,043	872,185

Operating income	33,647	53,709	87,356
Interest (income) expense, net	—	23,597	23,597
Other (income) expense, net	117	—	117

Segment income before income taxes	$33,530	$30,112	$63,642

Total assets	$234,672	$722,894	$957,566

Property and equipment additions	$17,446	$151	$17,597

	Year Ended January 31, 2008
	Retail	Credit	Total
Revenues
Product sales	$671,571	$—	$671,571
Repair service agreement commissions (net) (a)	44,735	(8,311)	36,424
Service revenues	22,997	—	22,997

Total net sales	739,303	(8,311)	730,992

Finance charges and other	950	138,588	139,538

Total revenues	740,253	130,277	870,530

Cost and expenses
Costs of goods and parts sold, including warehousing and occupancy costs	517,166	—	517,166
Selling, general and administrative expense (b)	179,354	54,279	233,633
Depreciation and amortization	11,331	797	12,128
Goodwill impairment	—	—	—
Provision for bad debts	190	19,275	19,465

Total cost and expenses	708,041	74,351	782,392

Operating income	32,212	55,926	88,138
Interest (income) expense, net	—	24,839	24,839
Other (income) expense, net	(943)	—	(943)

Segment income before income taxes	$33,155	$31,087	$64,242

Total assets	$200,686	$634,813	$835,499

Property and equipment additions	$17,936	$1,019	$18,955

(a)	— Retail repair service agreement commissions exclude repair service agreement cancellations that are the result of consumer credit account charge-offs. These amounts are reflected in repair service agreement commissions for the credit segment.

(b)	— Selling, general and administrative expenses include the direct expenses of the retail and credit operations, allocated overhead expenses and a charge to the credit segment to reimburse the retail segment for expenses it incurs related to occupancy, personnel, advertising and other direct costs of the retail segment which benefit the credit operations by sourcing credit customers and collecting payments. The reimbursement received by the retail segment from the credit segment is estimated using an annual rate of 2.5% times the average portfolio balance for each applicable period. The amount of overhead allocated to each segment was approximately $7.2 million, $9.4 million and $9.0 million for the fiscal years ended January 31, 2010, 2009 and 2008, respectively. The amount of reimbursement made to the retail segment by the credit segment was approximately $18.6 million, $17.4 million and $15.2 million for the fiscal years ended January 31, 2010, 2009 and 2008, respectively.